UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                    FORM 11-K

/X/ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

                    For the fiscal year ended March 31, 1999

/ / TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

                  For the transition period from        to

                    Commission file number


A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                          Columbus McKinnon Corporation
                          Employee Stock Ownership Plan
                       Restatement Effective April 1, 1989

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                          COLUMBUS McKINNON CORPORATION
                         140 John James Audubon Parkway
                             Amherst, NY 14228-1197

                       Financial Statements and Schedules

                          Columbus McKinnon Corporation
                          Employee Stock Ownership Plan

                       Years ended March 31, 1999 and 1998
                       with Report of Independent Auditors

                          Columbus McKinnon Corporation
                          Employee Stock Ownership Plan

                       Financial Statements and Schedules

                       Years ended March 31, 1999 and 1998





                                    CONTENTS


Report of Independent Auditors .........................................1

Financial Statements

Statements of Net Assets Available for Benefits.........................2
Statements of Changes in Net Assets Available for Benefits..............3
Notes to Financial Statements...........................................4

Schedules

Item 27a - Schedule of Assets Held for Investment Purposes.............10
Item 27d - Schedule of Reportable Transactions.........................11

                         Report of Independent Auditors

The Pension Committee
Columbus McKinnon Corporation
   Employee Stock Ownership Plan

We have audited the accompanying statements of net assets available for benefits of the Columbus McKinnon Corporation Employee Stock Ownership Plan (ESOP) as of March 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the ESOP's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the ESOP at March 31, 1999 and 1998, and the changes in its net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of March 31, 1999, and reportable transactions for the year then ended, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1999 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1999 financial statements taken as a whole.


                                                      /s/ Ernst & Young LLP
Buffalo, New York
June 11, 1999

                          Columbus McKinnon Corporation
                          Employee Stock Ownership Plan

                 Statements of Net Assets Available for Benefits


                                                                     MARCH 31
                                                                1999          1998
                                                      ---------------------------------

ASSETS

Cash ...................................................   $     4,544   $        50
Investments:
   Columbus McKinnon Corporation common stock at market:
       Allocated (cost  - $6,698,620 in 1999 and
         $6,124,294 in 1998) ...........................    17,844,495    23,521,768
       Unallocated (cost - $9,864,296 in 1999 and
         $3,202,156 in 1998; held in suspense account) .    14,256,148     8,940,030
                                                           -----------   -----------
                                                            32,100,643    32,461,798
   Stable asset fund at market .........................       100,166        85,604
Employer contribution receivable .......................        29,975        18,116
Interest receivable ....................................         2,137         2,127
                                                           -----------   -----------
Total assets ...........................................   $32,237,465   $32,567,695
                                                           ===========   ===========


LIABILITIES AND NET ASSETS
   AVAILABLE FOR BENEFITS
Exempt loans payable ...................................   $10,523,255   $ 3,764,789
Accrued interest payable ...............................        29,975        18,116
                                                           -----------   -----------
Total liabilities ......................................    10,553,230     3,782,905

Net assets available for benefits:
   Allocated ...........................................    17,951,342    23,609,549
   Unallocated .........................................     3,732,893     5,175,241
                                                           -----------   -----------
Total net assets available for benefits ................    21,684,235    28,784,790
                                                           -----------   -----------
Total liabilities and net assets available for benefits    $32,237,465   $32,567,695
                                                           ===========   ===========


See accompanying notes.


                          Columbus McKinnon Corporation
                          Employee Stock Ownership Plan

           Statements of Changes in Net Assets Available for Benefits


                                                                 YEAR ENDED MARCH 31
                                                                 1999           1998
                                                        ---------------------------------

Additions:

   Employer contributions ..............................   $  1,186,271    $  1,007,383
   Dividend income .....................................        355,508         338,861
   Interest income .....................................          3,219           5,436
                                                           ------------     -----------
Total additions ........................................      1,544,998       1,351,680

Deductions:
   Participant termination payments ....................      1,383,517         923,965
   Interest expense on exempt loans payable.............        594,271         415,383
   Transfer to other qualified plan ....................        101,600            --
   Administrative expense ..............................          5,273           2,814
                                                           ------------     -----------
Total deductions .......................................      2,084,661       1,342,162

Net (depreciation) appreciation in fair
   value of investments ................................     (6,560,892)     11,638,204
                                                           ------------     -----------
Net (decrease) increase in assets available
   for benefits ........................................     (7,100,555)     11,647,722

Net assets available for benefits:
Beginning of year ......................................     28,784,790      17,137,068
                                                           ------------    ------------
End of year ............................................   $ 21,684,235    $ 28,784,790
                                                           ============    ============


See accompanying notes.

                          Columbus McKinnon Corporation
                          Employee Stock Ownership Plan

                          Notes to Financial Statements

                             March 31, 1999 and 1998


1.     DESCRIPTION OF THE PLAN AND MAJOR PLAN PROVISIONS

The Columbus McKinnon Corporation Employee Stock Ownership Plan (ESOP), a defined contribution plan, was established as a result of amending the previously existing Columbus McKinnon Corporation Personal Retirement Account Plan (PRA Plan), effective November 1, 1988. The PRA Plan was restated and its assets became part of the ESOP. The ESOP is an employee stock ownership plan and a stock bonus plan within the meanings of the applicable sections of the Internal Revenue Code of 1986, as amended. It is also an eligible individual account plan as defined in the applicable section of the Employee Retirement Income Security Act of 1974 (ERISA).

The plan was amended effective February 23, 1996 and October 1, 1996 to incorporate valuation and distribution procedures as required for a public entity. The Plan was also amended effective April 1, 1998, to extend coverage to all domestic non-union employees of the Durbin Durco and Positech Divisions of Columbus McKinnon Corporation (the Company/CMC), and all domestic non-union employees of Yale Industrial Products, Inc.

In accordance with the plan document, employees who have attained 55 years of age and ten years of participation in the Plan have the option to diversify the investments in their stock accounts by selling a specified percentage of their shares at the current market value and transferring the sale proceeds to another defined contribution plan maintained by the Company. As of March 31, 1999, $101,600 has been transferred to the Company's thrift 401(k) plan.

A summary of the ESOP's provisions follows. Refer to the ESOP document or the summary plan description (SPD) for a complete description of provisions.

PARTICIPATION

Substantially  all  of  Columbus  McKinnon   Corporation's   domestic  non-union
employees are eligible to participate in the ESOP, excluding domestic employees of certain companies acquired in fiscal 1998 and 1999.

Eligible employees must have attained age 21 and completed one year of eligibility service to be a participant.

                          Columbus McKinnon Corporation
                          Employee Stock Ownership Plan

                    Notes to Financial Statements (continued)


1.     DESCRIPTION OF THE PLAN AND MAJOR PLAN PROVISIONS (CONTINUED)

VESTING OF PARTICIPANTS

A participant will be fully vested and will have a non-forfeitable interest in the participant's account balance upon completion of five years of vesting service, excluding any service rendered prior to the calendar year in which he/she attained age 18, or upon attainment of normal retirement age while in the employ of the Company or any affiliated company. For participants with prior employment with the Company in an ineligible classification or with an affiliate of the Company, such employment shall be included in the calculation of eligibility and vesting service.

RETIREMENT AND TERMINATION OF EMPLOYMENT

Upon a vested participant's termination, the value of his/her account will be distributed if the value of the account is less than $5,000 or, at the participant's option, either immediately or at any valuation date until retirement, as provided in the ESOP. A retiree may elect to defer distribution up to 69 1/2 years of age, where at the following valuation date distribution is mandatory. Valuation dates for share distribution are September 30 and March 31. During 1999, $1,383,517, or 58,739 shares, were distributed to vested participants in the form of stock certificates ($923,965 or 44,617 shares, distributed in 1998). This resulted in the sale of 27 shares held by the ESOP back to the Company for $637 in 1999 as a result of fractional shares (27 shares for $578 in 1998). At March 31, 1999, $1,249,077 ($792,339 at March 31, 1998) is
included in the ESOP assets for future distribution to terminated participants.

Forfeiture of a non-vested interest shall occur in the fifth consecutive calendar year following a break in service. The forfeited accounts will be allocated among the accounts of active participants. At March 31, 1999, the ESOP assets include $212,574 ($249,682 at March 31, 1998) of undistributed forfeited accounts.

ALLOCATION TO PARTICIPANT ACCOUNTS

As of each valuation date (March 31), each participant account is appropriately adjusted to reflect any contributions or stock to be allocated as of such date, the income of the trust fund during the period and the increase or decrease in the fair market value of the trust fund during the period. The allocation will be based on the fraction, the numerator of which is the participant's annual earnings for the preceding calendar year and the denominator of which is the aggregate annual earnings for such calendar year of all participants entitled to an allocation.

                          Columbus McKinnon Corporation
                          Employee Stock Ownership Plan

                    Notes to Financial Statements (continued)


2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS

The ESOP's investment in Columbus McKinnon Corporation common stock is at fair market value as of March 31, 1999 and 1998 based on quoted market prices. The investment in the Stable Asset Fund is also reported at market value as determined by open trading.

CONTRIBUTIONS

The Company will contribute to the ESOP such amount as its Board of Directors shall determine. Each participant (a) who is actively employed as an employee on the allocation date (December 31) and who has earned at least 1,000 hours of service as an employee in the calendar year ending on the allocation date, or
(b) who terminates employment on or after January 1 during a plan year after attaining age 60 and completing at least five years of eligibility service, or
(c) who dies on or after January 1 during a plan year, after attaining age 60 and completing at least five years of eligibility service, shall be entitled to share in the contributions made for such plan year. Contributions shall be made in cash or in shares of stock as determined by the Company, and need not be made out of current or accumulated earnings and profits.

DIVIDENDS

Dividends paid on stock allocated to a participant's stock account will be allocated to the participant's nonstock account. The pension committee may direct that such dividends shall be either (a) paid directly to the participant, former participant, or beneficiary within 90 days after the close of the plan year in which such dividend was paid, or (b) applied as payment on the exempt loans. Dividends paid on unallocated stock held by the trustee and acquired with the proceeds of an exempt loan shall be held by the trustee until the end of the plan year in which it was paid, and then, along with any interest or earnings, be applied as payment on the exempt loans which shall trigger a release of stock from the suspense account.

ESOP TERMINATION

The Company intends to continue the ESOP indefinitely, but reserves the right to terminate it at any time. If the ESOP is terminated, each participant shall be fully and nonforfeitably vested in his interest in the ESOP trust fund.

                          Columbus McKinnon Corporation
                          Employee Stock Ownership Plan

                    Notes to Financial Statements (continued)


2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses. Actual results could differ from those estimates.


3.     EMPLOYER CONTRIBUTIONS

The employer contribution to the ESOP for the March 31, 1999 plan year end was $1,186,271 ($1,007,383 in 1998). This includes interest on the exempt loans payable April 1, 1999; therefore, a contribution receivable from the ESOP sponsor in the amount of $29,975 has been recognized at March 31, 1999 ($18,116 at March 31, 1998 for interest due April 1, 1998). Participants are not permitted to make contributions to the ESOP.


4.     INVESTMENTS

At March 31, 1999 and 1998, the assets of the ESOP Plan consist of Columbus McKinnon Corporation common stock and a stable asset fund with Fleet Bank.

The fair value of individual investments that represent 5% or more of the Plan's assets at the plan years ended March 31, 1999 and 1998, are as follows:

                                                     1999              1998
                                              ---------------------------------

Columbus McKinnon Corporation common stock    $    32,100,643  $     32,461,798

                          Columbus McKinnon Corporation
                          Employee Stock Ownership Plan

                    Notes to Financial Statements (continued)


5.     EXEMPT LOANS PAYABLE AND SHARE RELEASE

On October 27, 1994, the ESOP obtained $6,000,000 of new debt ($2,000,000 from Marine Midland Bank and $4,000,000 from Fleet Bank). The Fleet loan is payable in quarterly installments of $103,000 through January 2002, and $770,627 in April 2002, plus interest at a Eurodollar rate based upon LIBOR plus a spread determined by the Company's leverage ratio (6.62% and 7.34% at March 31, 1999 and 1998, respectively). The Marine loan is payable in quarterly installments of $45,000 through January 2002, and $328,257 in April 2002, plus interest at a Eurodollar rate based upon LIBOR plus a spread determined by the Company's leverage ratio (6.62% and 7.34% at March 31, 1999 and 1998, respectively).

On October 13, 1998, the ESOP obtained $7,682,281 of new debt from the Company. The CMC loan is payable in quarterly installments of interest only through April 2002, and thereafter quarterly installments of $150,000 through July 2014, and $298,371 in October 2014, plus interest at the prime rate (7.75% at March 31, 1999).

In October 1994 and October 1998, the ESOP purchased 609,144 and 479,900 shares, respectively, of common stock of the Company with the debt proceeds, which were recorded by the trustee in the suspense account. Such stock ceases to be collateral and is released from the suspense account as the exempt loan is repaid. In each year prior to full payment of the loan, the number of shares of stock released will equal the number of shares of stock held as collateral immediately before the release for such plan year multiplied by the release fraction.

Employer contributions of $592,000 were applied to principal in 1999 and 1998. Employer contributions of $594,271 and $415,383 were applied to interest in 1999 and 1998, respectively. Dividend and interest income of $331,815 and $325,161 was applied to principal in 1999 and 1998, respectively. The loans, which are guaranteed by the Company, are collateralized by an equivalent number of shares of common stock recorded by the trustees in a suspense account.

                          Columbus McKinnon Corporation
                          Employee Stock Ownership Plan

                    Notes to Financial Statements (continued)


5. EXEMPT LOANS PAYABLE AND SHARE RELEASE (CONTINUED)

The numerator of the release fraction is the amount of principal and interest payments made toward the loan during the plan year and the denominator is the sum of the numerator plus the principal and interest payments to be made on the loan in the future, using the interest rate applicable at the end of the plan year. Shares of stock released from the suspense account for a plan year shall be held in the trust on an unallocated basis until allocated by the pension committee as of the last day of that plan year. That allocation shall be consistent with the method for allocating contributions to participants' accounts, which is based on a fraction of each participant's annual earnings during the preceding calendar year to the total earnings of those participants during such calendar year. The allocation of shares released resulting from dividends on participants' allocated shares, however, was based upon the fraction of each participant's allocated shares to the total number of allocated shares.

As of March 31, 1999, 708,382 shares were held as collateral for the loan (325,092 shares held as of March 31, 1998); 96,610 shares were released from the suspense account in 1999 (101,416 shares released in 1998). These shares were allocated to participant accounts as of March 31, 1999.


6.     TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated July 28, 1997, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 (the "Code") and that the trust, therefore, is exempt from taxation under Section 501(a) of the Code. Once qualified, the Plan is required to operate in conformity with the Code and ERISA to maintain its tax-exempt status. The Plan was amended subsequent to the IRS determination letter. Therefore, the amendments are not covered by the determination letter. The administrator is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.

                                    Schedules

                          Columbus McKinnon Corporation
                          Employee Stock Ownership Plan
                                 EIN: 16-0547600
                                  Plan No. 016

           Item 27a - Schedule of Assets Held for Investment Purposes

                                 March 31, 1999


IDENTITY OF ISSUE       DESCRIPTION OF INVESTMENT          COST    CURRENT VALUE
------------------      -------------------------     ------------ -------------

*Columbus McKinnon      Employer Common Stock,
   Corporation            1,595,066 shares            $ 16,562,916   $32,100,643

Fleet Investment        Stable Asset Fund             $    100,166   $   100,166
   Services


* Indicates a party-in-interest


                          Columbus McKinnon Corporation
                          Employee Stock Ownership Plan
                                 EIN: 16-0547600
                                  Plan No. 016

                 Item 27d - Schedule of Reportable Transactions

                        For the year ended March 31, 1999




        Identity of                Description           Number         Number         Total              Total            Net
      Party Involved                of Assets          of Purchases    of Sales      Purchases            Sales         Gain (Loss)
---------------------------   ---------------------   -------------  ------------  -------------      ------------    --------------

Columbus McKinnon             Columbus McKinnon
                               Corp Common
                               Stock 486,426
                               shares                       3              2          $7,682,000        $  101,600        $  (2,030)



                                   SIGNATURES

          The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  COLUMBUS McKINNON CORPORATION
                                  EMPLOYEE STOCK OWNERSHIP PLAN
                                  RESTATEMENT EFFECTIVE APRIL 1, 1989




                                  By: /s/ Timothy R. Harvey
                                      ----------------------------------
                                      Timothy R. Harvey, Trustee


                                      /s/ Karen L. Howard
                                      ----------------------------------
                                      Karen L. Howard, Trustee


                                      /s/ Robert L. Montgomery, Jr.
                                      ----------------------------------
                                      Robert L. Montgomery, Jr., Trustee


                                      /s/ Neal E. Wixson
                                      ----------------------------------
                                      Neal E. Wixson, Trustee

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in (a) the Registration Statement (Form S-8 No. 333-3212) pertaining to the Columbus McKinnon Corporation 1995 Incentive Stock Option Plan, the Columbus McKinnon Corporation Non-Qualified Stock Option Plan, the Columbus McKinnon Corporation Restricted Stock Plan and the Columbus McKinnon Corporation Employee Stock Ownership Plan Restatement Effective April 1, 1989 of Columbus McKinnon Corporation and (b) the Registration Statement(Form S-8 No. 333-81719) pertaining to the Options assumed by Columbus McKinnon Corporation originally granted under the G.L. International Inc. 1997 Stock Option Plan and the Larco Industrial Services Ltd. 1997 Stock Option Plan of our report dated June 11, 1999, with respect to the financial statements and schedules of the Columbus McKinnon Corporation Employee Stock Ownership Plan included in this Annual Report (Form 11-K) for the year ended March 31, 1999.


                                                         /s/ Ernst & Young LLP



Buffalo, New York
June 29, 1999